UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[X]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Under Rule 14a-12

HAMPSHIRE GROUP, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.
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January 15, 2016

Dear Fellow Stockholder,

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Hampshire Group, Limited to be held at 9:00 a.m. Eastern Time on Tuesday, February 16, 2016 at Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. The attached Notice of Annual Meeting and Proxy Statement describes the business we will conduct at the Annual Meeting and provides information about us that you should consider when you vote your shares. Your Board of Directors and senior management look forward to greeting you at the meeting.

At the Annual Meeting, you will be asked to approve the following proposals:

●	To elect four directors, constituting the whole Board of Directors, until the next annual meeting;

●	To hold a non-binding advisory vote on the compensation of our named executive officers;

●	To amend the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares;

●	To ratify the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

●	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are important, and we recommend that you vote in favor of them.

It is important that your shares are represented and voted at the Annual Meeting. If you are a street-name stockholder, to ensure that you are able to participate in the Annual Meeting, please review our proxy materials and follow the instructions for voting your shares on the voting instruction form that you will be receiving from Broadridge Financial Solutions, Inc.

Voting your shares is important, among other things, to ensure that we get the minimum quorum required for the Annual Meeting. Your affirmative participation in the voting process also helps us avoid the need and the added expense of having to contact you to solicit your vote and helps us avoid the need of having to reschedule our Annual Meeting. We hope that you will exercise your legal rights and fully participate as a stockholder in our future.

It is important that as many stockholders as possible be represented at the Annual Meeting, so please review the attached Proxy Statement promptly and vote your shares as soon as possible by following the instructions for voting in the attached Proxy Statement. Also, if you hold shares through a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction forms that they furnish to you, and vote your shares.

A valid form of personal photo identification must be presented to be admitted into The Chrysler Building. For further details, please see the response to the question “Do I need a ticket to attend the Annual Meeting?” under “GENERAL INFORMATION ABOUT THE ANNUAL MEETING.”

The close of business on January 8, 2016 is the record date for our Annual Meeting. On or about January 15, 2016, we began mailing proxy materials to all of our stockholders of record as of the record date, and we have posted this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014 on the Internet as described herein.

Sincerely,

Paul M. Buxbaum

Chairman of the Board, President and

Chief Executive Officer

January 15, 2016

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m. Eastern Time

DATE: February 16, 2016

PLACE: Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174

PURPOSES:

1.	To elect four directors, constituting the whole Board of Directors, until the next annual meeting;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;

3.	To amend the Company’s Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares;

4.	To ratify the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on January 8, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. We are mailing Proxy Materials commencing on or about January 15, 2016 to all stockholders of record as of the record date for the Annual Meeting.

Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy card in case your plans change. Please vote today to ensure that your votes are counted.

If you hold our shares in street name, please follow the instructions set forth below in “How Do I Vote?” and vote your shares.

If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

BY ORDER OF THE BOARD OF DIRECTORS

Paul M. Buxbaum

Chairman of the Board, President and

Chief Executive Officer

HAMPSHIRE GROUP, LIMITED

114 W. 41st Street,

New York, New York 10036

(212) 540-5666

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON February 16, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did I Receive this Proxy Statement?

You received this Proxy Statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”) of Hampshire Group, Limited (the “Company,” “we” or “us”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, and any adjournments of the meeting, to be held at 9:00 a.m. Eastern Time on Tuesday, February 16, 2016 at Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 16, 2016. The Proxy Statement and our 2014 Annual Report are available at www.envisionreports.com/HAMP (for registered stockholders) or www.edocumentview.com/HAMP (for beneficial stockholders).

Directions to the Annual Meeting are available at our web site, www.hamp.com, by clicking on the “Corporate Governance” tab and then selecting “Directions to the Annual Meeting” from the list of documents on the web page.

On January 15, 2016, we began sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this Proxy Statement, we are also sending along with this Proxy Statement our 2014 annual report, which includes our financial statements for the fiscal year ended December 31, 2014.

Do I Need a Ticket to Attend the Annual Meeting?

No, but attendees must present a valid form of personal photo identification to be admitted into The Chrysler Building.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on January 8, 2016 are entitled to vote at the Annual Meeting. On this record date, there were [8,769,223] shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of Hampshire Group, Limited common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we recommend that you vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. David Price, our Chief Operating Officer and William Drozdowski, our Interim Chief Financial Officer, have been designated as proxies for the Annual Meeting. You may specify whether your shares should be voted for all, some or none of the nominees for director or withheld from all or any one of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates registered in your name, you may vote:

●

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

●	By Internet or by telephone. Follow the instructions on the enclosed proxy card that explains how to vote your shares by Internet or by telephone.

●	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other holder of record with instructions on how to vote your shares and can do so as follows:

●	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

●	By Internet or by telephone. Follow the instructions from your broker or other nominee explaining how to vote your shares by Internet or by telephone.

●

In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker or other nominee who holds your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

●	“FOR” the election of the nominees for director;

●	“FOR” approving, on an advisory and non-binding basis, the compensation of our named executive officers;

●	“FOR, the approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares; and

●	“FOR” ratification of the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2015.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the meeting. You may change or revoke your proxy in any one of the following ways:

●	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
●	by notifying Hampshire Group, Limited’s Secretary in writing before the annual meeting that you have revoked your proxy; or
●	by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current proxy card vote is the one that is counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote as described above under “How Do I Vote?”

If you hold your shares in street name, it is critical that you provide voting instructions to the bank, broker or other holder of record that holds your shares as described above under “How Do I Vote?” if you want your vote to be counted for the election of directors in Proposal 1, for the advisory vote on executive compensation in Proposal 2 and for the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock in Proposal 3 of this Proxy Statement. Your bank, broker or other record holder of your shares does not have the ability to vote on a discretionary basis your uninstructed shares in the election of directors or the approval of executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote in the election of directors or the vote on executive compensation, no votes will be cast on these proposals on your behalf.

Your bank, broker or other holder of record does have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm under Proposal 4.

If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

Whether you own your shares in your name or through a bank, broker or other holder of record that holds your shares, we strongly encourage you to vote or provide instructions as described above under “How Do I Vote?”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The nominees for director are elected by a plurality of the votes cast in the election. You may vote either FOR all of the nominees, WITHHOLD your vote for all of the nominees or vote FOR or WITHHOLD your vote for any one or more of the nominees. Under applicable Delaware law, votes that are withheld will have no effect on the outcome of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this proposal.

Proposal 2: Non-binding Advisory Vote on the Compensation of our Named Executive Officers

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the compensation of our named executive officers. Abstentions will have the effect of an “against” vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name to approve the compensation of our named executive officers, and such broker non-votes will have no effect on the results of this proposal. While this vote is required by law, it will not be binding or overrule any decisions by the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Proposal 3: Amendment to Certificate of Incorporation to Increase Authorized Shares of Common Stock from 13,333,333 shares to 20,000,000 shares

The affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date is required to amend the Company’s Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock.  Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such shares that are not voted, as well as any vote to ABSTAIN, will have the effect of a vote AGAINST this proposal.

Proposal 4: Ratify Appointment of Our Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have the effect of an “against” vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the Audit Committee of our Board of Directors may reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 9:00 a.m. Eastern Time on February 16, 2016 at Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Attendees must present a valid form of personal photo identification to be admitted into The Chrysler Building. When you arrive, after being cleared through security, you will be directed to the appropriate meeting room.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (“SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and Proxy Statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, Proxy Statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card and/or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare, by calling their toll-free number, 1-877-295-8650.

If you do not wish to participate in “householding” and would like to receive your own set of Hampshire Group, Limited’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Hampshire Group, Limited stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

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If your Hampshire Group, Limited shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at 1-877-295-8650 or writing them at Computershare, P.O. Box 30170, College Station, Texas, 77842-3170 or for overnight delivery, Computershare, 211 Quality Circle, Suite 210, College Station, Texas 77845.

●

If a broker or other nominee holds your Hampshire Group, Limited shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or voter instruction form.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Stockholder Proposals for the 2016 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in our 2016 Proxy Statement and form of proxy. We expect that our 2016 Annual Meeting will occur on or about [June __], 2016. Based on such date, and because the date of the 2016 Annual Meeting will be changed by more than 30 days from the date of the 2015 Annual Meeting, the date by which we must receive stockholder proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2016 Annual Meeting of Stockholders is [March ___], 2016, which we believe is a reasonable time before we begin to print and mail the proxy materials for the 2016 Annual Meeting.

Our bylaws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our Proxy Statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for a stockholder to properly bring other business before the 2016 Annual Meeting, a stockholder of record must give timely notice thereof in proper written form to our Corporate Secretary. We expect to hold our 2016 Annual Meeting on or [June __], 2016. To be timely, based on such date, a stockholder’s notice to the Corporate Secretary pursuant to our bylaws must be received at our principal office no later than [March ___], 2016. The notice also must contain specific information regarding the nomination or the other business proposed to be brought before the meeting, as set forth in our bylaws. The provisions relating to advance notice of business to be transacted at our annual meetings are contained in our bylaws.

Stockholder Nominees to the Board

Apart from any proposals made pursuant to Rule 14a-8 as discussed above, our Nominating Committee will consider director nominees recommended by stockholders in accordance with the Nominating Committee’s Charter. Recommendations should be submitted to our Corporate Secretary in writing at our offices in 114 West 41st Street, New York, New York 10036, along with additional required information about the nominee and the stockholder making the recommendation.

The Nominating Committee and the Board have also approved qualifications for nomination to the Board. In determining whether to recommend particular individuals to the Board, the Nominating Committee will consider, among other factors, a director’s ethical character and a director’s experience and diversity of background, as well as whether a director is independent under applicable listing standards and financially literate. The process by which the Nominating Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder or the Board.

When the Board or the Nominating Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Chairman of the Nominating Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Nominating Committee. At least one member of the Nominating Committee (generally the Chairman) and the Chief Executive Officer will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Nominating Committee will make its recommendation for approval of the candidate to the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning ownership of our common stock by:

●	our directors;
●	our named executive officers;
●	all of our current directors and executive officers as a group; and
●	those persons known by our management to own beneficially more than 5% of our outstanding common stock.

According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Such information is provided as of [December 1, 2015]. The percentage of ownership is based on [8,769,223] shares of common stock issued and outstanding as of [December 1, 2015]. Unless otherwise indicated, the address of each beneficial owner is c/o Hampshire Group, Limited, 114 W. 41st Street, New York, New York 10036.

Directors and Executive Officers	Shares(1)	Percent
Paul M. Buxbaum(2)(3)	1,971,471	21.5
Thomas J. Doyle, Jr.	88,478	1.0
William Drozdowski	—	*
Brett H. Fialkoff(4)	187,608	2.1
David L. Gren(3)(5)	1,004,973	11.5
David Price	33,290	*
Robert S. Stec	90,000	1.0
Benjamin C. Yogel(3)	458,531	5.2
All directors and executive officers as a group (8 persons) (1)(3)	3,834,351	41.2

Other Stockholders
Invesco Ltd. - 1555 Peachtree Street N.E., Atlanta, GA 30309 (6)	1,087,224	12.4
Fidelity Low Price Stock Fund – 82 Devonshire Street, Boston, MA 02109 (7)	920,000	10.5
Terrier Partners L.P. – 400 E. 89th Street, New York, NY 10128 (8)	801,405	9.1
Wynnefield Partners - 450 Seventh Avenue, Suite 509, New York, NY 10123 (9)	705,934	8.1
Cannell Capital LLC - 150 East Hansen Avenue, P.O. Box 3459, Jackson, WY 83001(10)	577,587	6.6

* - Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	In the case of the Company’s directors and executive officers, includes the following shares subject to stock options that are exercisable within 60 days of [December 1, 2015]:

Name	Number of Shares Subject to Option
Paul M. Buxbaum	413,500
Thomas J. Doyle, Jr.	-
William Drozdowski	-
Brett H. Fialkoff	-
David L. Gren	-
David Price	25,000
Robert S. Stec	90,000
Benjamin C. Yogel	13,500
All directors and executive officers as a group (8 persons)	542,000

(2)	Includes 1,524,971 shares held in a revocable trust established by Mr. Buxbaum.

(3)

Includes, in the case of Mr. Buxbaum, 33,000 shares of common stock owned by BGY III, LLC, which are subject to distribution to each of Mr. Buxbaum, Mr. Gren and YIH III, LLC (each of whom are members of BGY II, LLC, which owns all of the limited liability interests of BGY III) pursuant to the terms of a distribution agreement among the parties. Mr. Yogel controls YIH III, LLC. According to a Schedule 13D/A filed with the SEC on December 20, 2013 by BGY II, LLC, Mr. Buxbaum possesses shared voting and dispositive power through BGY II, LLC with respect to these shares, and neither Mr. Gren nor YIH III, LLC has the power to affect the manner in which these shares may be voted or disposed. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Acquisition of Rio Garment.”

(4)

Includes (i) 1,900 shares held by Mr. Fialkoff as UTMA custodian for daughter over which he has sole voting and dispositive authority, and (ii) 1,500 shares held by Mr. Fialkoff’s wife as UTMA custodian for daughter over which she has sole voting and dispositive authority. Mr. Fialkoff disclaims beneficial ownership of all of these shares.

(5)

Mr. Gren has pledged these shares in connection with certain indebtedness, including to the Company in connection with the sale of Rio Garment. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Sale of Rio Garment.”

(6)

Based solely upon a Schedule 13G filed with the SEC on February 17, 2015 by Invesco Ltd., on behalf of itself and its subsidiaries. According to the Schedule 13G, Invesco Ltd. possesses sole voting and dispositive power with respect to these shares.

(6)

Based solely upon a Schedule 13G/A filed with the SEC on September 10, 2013. According to the Schedule 13G/A, Edward C. Johnson III and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the shares owned by FMR LLC Funds, which includes Fidelity Low Price Stock Fund, but do not have or share voting power with respect to the shares, which powers reside with the Funds’ Board of Trustees.

(8)	Based in part upon a Schedule 13D/A filed with the SEC on April 24, 2012 by Terrier Partners L.P.

(9)

Based solely upon a Schedule 13D/A filed with the SEC on November 29, 2012 by Wynnefield Partners Small Cap Value, L.P. I., Wynnefield Partners Small Cap Value L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing Plan, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Nelson Obus and Joshua Landes. According to the Schedule 13D/A, such persons in the aggregate possess sole voting and dispositive power with respect to these shares.

(10)

Based solely upon a Schedule 13G filed with the SEC on February 13, 2015 by J. Carlo Cannell and Cannell Capital LLC. According to the Schedule 13G, J. Carlo Cannell and Cannell Capital LLC share voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, all reports which were required to be filed by our directors, executive officers and ten percent stockholders pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2014 were filed on a timely basis, except Messrs. David Price and Robert Siegel, a former director, each did not timely file a statement of changes in beneficial ownership of securities on Form 4 with respect to one transaction.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2016 Annual Meeting and until their successors are elected and qualified.

The Board of Directors, based upon the recommendation of the Nominating Committee, has fixed the number of directors constituting the Board at four and has designated as nominees for election the four persons named below, each of whom currently serves as a director.

In nominating each of those individuals, the Nominating Committee and the Board considered, among other factors, a candidate’s ethical character and a candidate’s experience and diversity of background, as well as whether the candidate is independent and financially literate. In considering the re-nominations, the Nominating Committee and the Board also took into consideration the following additional factors relating to each director:

●	Such director’s experience with and contribution to the Board;
●	The absence of any material change in such director’s employment or responsibilities with any other organization;
●	Such director’s attendance at meetings of the Board and the Board committees on which such director serves and such director’s participation in the activities of the Board and such committees;
●

The absence of any relationships with the Company or another organization, or any other circumstances that have arisen, that might make it inappropriate for the director to continue serving on the Board; and

●	The director’s age and length of service on the Board. We have not adopted a retirement policy for directors.

The background and experience of each of the nominees for director that the Nominating Committee and the Board considered in evaluating each nominee is set forth opposite their respective names in “Information Concerning Nominees” below. See also “Corporate Governance Matters” below, which discloses additional information about the nominees. The Nominating Committee and the Board considered each nominee’s overall business experience, contributions to Board activities during the preceding year, where appropriate, and independence in their evaluation of each nominee in conjunction with the factors discussed above, but did not otherwise give greater weight to any of the factors cited above compared with any of the others. The Board believes that each of the nominees for director is well qualified to continue to serve as a director of the Company.

Shares of common stock properly voted at the Annual Meeting by any of the means discussed above will be voted FOR the election of the nominees named below unless you withhold your vote for any or all of the nominees in your voting instructions or your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of such proxies may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Information Concerning Nominees

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during at least the past five years.

Name	Age	Position(s) Held
Paul M. Buxbaum	60	Chairman of the Board, President and Chief Executive Officer; Director
Thomas J. Doyle, Jr.	63	Director
Brett H. Fialkoff	49	Director
Benjamin C. Yogel	37	Lead Director

PAUL M. BUXBAUM has served as Chief Executive Officer of the Company since January 15, 2013, as President since March 12, 2013 and as Chairman of the Board since June 12, 2013. Mr. Buxbaum has also served as a Director since August 25, 2011. Mr. Buxbaum is the Chairman and CEO of Buxbaum Holdings, Inc., d/b/a Buxbaum Group and has been a partner in the Buxbaum Group and its related and successor companies for over 30 years. Mr. Buxbaum serves as Chairman, President and Chief Executive Officer of the Company pursuant to the terms of the Management Agreement between the Company and the Buxbaum Group. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Agreements with the Buxbaum Group.” Mr. Buxbaum has served on the Board and\or as an officer of various public and private companies covering many facets of the retail industry. Such appointments included CEO of Global Health Sciences, chairman of the board of Ames Department Stores, board member of Herbalife International, Richman-Gordman “Half-Price” Stores, Lamont’s Apparel, and Jay Jacobs. Mr. Buxbaum was the majority equity owner of Rio Garment S.A., f/k/a Rio Garment S. de R.L. (“Rio Garment”) and served as Chief Executive Officer and a board member of Haggar Clothing Company from March 2009 until April 2012.

We believe Mr. Buxbaum’s qualifications to serve as Chairman of our Board include his extensive experience in the retail and apparel industry as well as his understanding of our Company’s operations derived from his experience as our President and Chief Executive Officer. Mr. Buxbaum’s knowledge of the industry coupled with the insight into corporate governance gained from many directorships and executive leadership roles is a valuable resource to the Company and its stockholders.

THOMAS J. DOYLE, JR. joined the Board on January 18, 2015. Until his retirement in 2008, Mr. Doyle served as a Managing Director and Regional Chief Credit Officer at Citigroup. Prior to that, he held managerial positions within the bank’s Global Portfolio Management, Corporate Finance, Acquisition Finance, Audit and Institutional Recovery Management units. Earlier in his career, Mr. Doyle served as a Marketing and Credit Officer with Bankers Trust Company. He currently serves as Treasurer and a member of the Board of Directors of the Great Bay Condominium Owners Association – Ritz Carlton Club, St. Thomas. In addition, since 2001 he has served as Managing Agent for DFP One, LLC, a family investment partnership. He earned a BA in Accounting from St. John’s University and an MBA in Finance from New York University.

We believe Mr. Doyle’s qualifications to sit on our Board include his more than 35 years of corporate financial, accounting and management experience. Mr. Doyle’s understanding of credit markets provides insight to the Board in evaluating financing alternatives and his knowledge of accounting requirements enables him to serve as Audit Committee Chairman.

BRETT H. FIALKOFF joined the Board on January 18, 2015. Mr. Fialkoff is currently Vice Chairman/Chief Operating Officer at Haskell Jewels, LLC, a leading designer, marketer and distributor of costume jewelry and watches. Since 2008, Mr. Fialkoff has also served as Head of Finance, Strategy, International, and Distribution for Haskell Jewels. Previously, Mr. Fialkoff was a founder and president of P2 Management, LLC, the management company for the Performance Partners, LP and Performance Partners LTD investment funds. Prior to founding P2 Management in 2003, Mr. Fialkoff was a member of the general partner of Performance Capital, LLC. Mr. Fialkoff is currently a Board Member of the Accessories Council and Bard College Alumnae Board of Governors. He was previously on the Board of Directors at Regent Energy and Sentigen Holdings. Mr. Fialkoff received a BA from Bard College.

We believe Mr. Fialkoff’s qualifications to sit on our Board include his retail experience and his extensive knowledge of financial analysis and investing. Mr. Fialkoff provides valuable advice to the Board regarding strategic opportunities.

BENJAMIN C. YOGEL joined the Board on August 25, 2011 and was appointed as Lead Director on June 12, 2013. Mr. Yogel is a Managing Partner and founder of MRC Capital Group. Prior to that, Mr. Yogel spent three years as an investment professional with Liberty Partners, a middle market buyout group. Mr. Yogel has played an integral role as part of deal teams executing leveraged buyout transactions, portfolio company sales, and strategic acquisitions for portfolio companies, leveraged recapitalizations and going-private transactions. Mr. Yogel is the Chairman of the Board of Directors of Frontera Investment, Inc. Mr. Yogel graduated from the University of Pennsylvania with a BA in Economics and has an MBA from Columbia Business School.

We believe Mr. Yogel’s qualifications to sit on our Board include his knowledge and experience as an equity investor and managing portfolio companies in a wide array of industries. Mr. Yogel’s perspective, in addition to his knowledge of finance and strategic acquisitions, provides insight to the Board for both short and long-term strategic decision making.

CORPORATE GOVERNANCE MATTERS

Responsibility and Oversight

Consistent with Delaware law, our business is managed by our officers under the direction and oversight of the Board of Directors. The Board of Directors is responsible for overseeing the risk management processes of the Company. In exercising its oversight responsibilities, as permitted by law, the Board receives and relies on reports and other information provided by management, reviews and approves matters that it is required or permitted by law or our certificate of incorporation or bylaws, each as amended, to approve and inquires into such other matters as it deems appropriate, including our business plans, prospects and performance, succession planning, risk management and other matters for which it has oversight responsibility.

As discussed below, the Board also maintains several standing committees with oversight responsibility for various Board functions.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Hampshire Group, Limited, either directly or indirectly. Based upon this review, the Board has determined that the following members of the Board are “independent directors” as defined under The NASDAQ Stock Market LLC listing standards and the rules and regulations of the SEC: Mr. Doyle, Mr. Fialkoff and Mr. Yogel. In evaluating the independence of Mr. Yogel, in addition to the transactions and relationships described in “Certain Relationships and Related Person Transactions” in which Mr. Yogel was involved, the Board considered his involvement in the following transactions and relationships:

●	his prior co-investments with Mr. Buxbaum;
●	his prior transactions with Salus, the Company’s lender; and
●

his involvement as the lead negotiator or point person for the Company in the sale of the Scott James business, and the subsequent litigation with the buyer, and the New York office lease litigation and subsequent lease amendment.

During the fiscal year ended December 31, 2014, Messrs. Bobby Melnick, Robert Siegel and Frank Tworecke also served on our Board until their respective resignations. Based upon a review by the Board of the materiality of any relationship that each of these individuals had with the Company, either directly or indirectly, the Board determined in 2014 that each of Messrs. Melnick, Siegel and Tworecke were “independent directors” as defined under The NASDAQ Stock Market LLC listing standards and the rules and regulations of the SEC.

Meeting Attendance

During the fiscal year ended December 31, 2014, the Board of Directors held ten meetings, and the various committees of the Board met a total of seven times. During fiscal 2014, each incumbent director attended at least 75% of the total number of meetings of the Board and of committees of the Board on which he then served.

Policy on Annual Meetings

We encourage, but do not require, all incumbent directors and director nominees to attend each annual meeting of our stockholders. All of our then directors attended the 2014 Annual Meeting of Stockholders.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Buxbaum has served in the combined role of Chief Executive Officer and Chairman of the Board since his appointment as Chairman in June 2014. At the same time, the Board appointed Mr. Yogel to act as Lead Director.

We have a relatively small board of directors, a majority of which is independent under the listing standards of The NASDAQ Stock Market LLC. Each independent director has direct access to our Chairman and Chief Executive Officer and our Lead Director, as well as other members of the senior management team. We believe that having such direct access, along with the presence of a Lead Director, makes the separation of the principal executive officer and board chairman positions unnecessary. In our view, the independent Board members are capable of performing their duties without the expense and administrative layer associated with the separation of the principal executive officer and board chairman positions.

The Board believes that Mr. Buxbaum is best situated to serve as Chairman of the Board because of his familiarity with the Company’s business and industry, and his ability to effectively identify strategic priorities and lead the discussion and execution of our corporate strategy. Independent directors and management have different views and roles in the development of a strategic plan. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer promotes efficiency, strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that the combined role of the Chairman of the Board and the Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

As a matter of good corporate governance, the Board has adopted a practice of appointing a Lead Director. The Lead Director is charged with (i) presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (ii) serving as a liaison between the Chairman of the Board and the independent directors; (iii) assisting the Chairman of the Board in setting the Board’s schedules, agendas, and information flow; (iv) participating (in conjunction with the Compensation Committee) in the periodic evaluation and performance review of the Chief Executive Officer and other principal officers; (v) upon request and when appropriate, being available for consultation and communication with stockholders; (vi) communicating Board member feedback to the Chief Executive Officer; (vii) recommending to the Board the retention of advisors and consultants who report directly to the Board; (viii) overseeing the periodic evaluation of the Board and each committee thereof and their respective members; and (ix) performing such other duties as may be delegated by the Board from time to time. Based on his experience, qualifications and skills, the Board reappointed Mr. Yogel to serve as Lead Director in June 2014.

We believe that our leadership structure is appropriate given our management structure and operational characteristics.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating Committee. The Board has determined that each of the members of these committees is an independent director with respect to the committees on which they serve. Each of these committees operates under a written charter that has been approved by the Board and is posted on our website, which can be viewed by going to www.hamp.com and clicking on the “Corporate Governance” tab and then selecting the appropriate charter from the list of documents on the web page.

Audit Committee.

Our Audit Committee met six times during fiscal year 2014. This committee currently has three members: Mr. Doyle, Chairman, Mr. Fialkoff and Mr. Yogel. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by The NASDAQ Stock Market LLC, as such standards apply specifically to members of audit committees. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, review annual financial statements, consider matters relating to accounting policy and internal controls and review the scope of annual audits. The Audit Committee is also responsible for discussing the Company’s major financial risk exposures with management and monitoring the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Board has determined that Mr. Yogel is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this Proxy Statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.hamp.com.

Compensation Committee

Our Compensation Committee did not meet during fiscal year 2014. Our Compensation Committee currently has three members: Mr. Yogel, Chairman, Mr. Doyle and Mr. Fialkoff. All members of the Compensation Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market LLC. Our Compensation Committee oversees our compensation and equity programs generally, and is responsible for all decisions relating to the compensation of all our executive officers, including the named executive officers discussed herein. The Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. As part of its duties, our Compensation Committee administers our 2009 Stock Incentive Plan, as amended (the “Stock Plan”). The Compensation Committee is responsible for the determination of the compensation of our Chief Executive Officer, and conducts its decision making process with respect to that issue without the Chief Executive Officer present.

In developing our compensation programs, and generally in determining the compensation of our executive officers, the Compensation Committee has focused on two core beliefs:

●	our success depends in large part on our ability to attract and retain executives with superior talent and the skills necessary to grow our business; and

●	executive compensation should be designed to motivate the creation of value and reward executives for such value creation.

To this end, our compensation programs have been designed to compensate our executive officers fairly and competitively, primarily through a mix of: (i) base salary, which is reviewed on an annual basis, except to the extent otherwise provided for in an applicable employment agreement; (ii) annual bonuses, which are based on the achievement of the Company’s performance objectives; and (iii) equity compensation through restricted stock or option grants. In order to maintain flexibility in a changing business environment, in addition to annual bonuses, the Compensation Committee sometimes grants additional cash bonuses that relate to exceptional efforts or accomplishments other than pre-determined Company financial metrics. The executive officers also may participate in our employee benefit plans on the same basis as our other employees.

In determining the levels and mix of compensation, the Compensation Committee does not generally rely on formulaic guidelines but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals.

The primary objectives of our compensation programs are to:

●	attract and retain executives with the skills and attributes that we need to promote the growth and success of our business;
●	motivate our executives to achieve our annual and long-term strategic objectives of increasing stockholder value by increasing consolidated operating income and after-tax corporate profits;
●	create an identity of interests between our executives and our stockholders by making executive bonuses dependent on the achievement of a pre-determined level of consolidated operating income; and
●	encourage our executives to promote and conduct themselves in accordance with our values and Code of Ethics and Business Conduct.

This necessarily requires that the Compensation Committee make reasoned subjective determinations about compensation levels. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In addition, with respect to our executive officers other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of the Chief Executive Officer. The Compensation Committee has engaged a compensation consultant on a limited basis from time to time.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.hamp.com.

Nominating Committee

Our Nominating Committee met one time during fiscal year 2014.

Our Nominating Committee currently has three members, Mr. Yogel, Chairman, Mr. Doyle and Mr. Fialkoff. All members of the Nominating Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market LLC. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to evaluate current Board members’ performance. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director or propose a candidate for consideration as a nominee by the Nominating Committee at the 2016 Annual Meeting of Stockholders, it must follow the procedures described in “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS.”

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.hamp.com.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and directors. The text of the Code of Ethics and Business Conduct is posted on our website at www.hamp.com, is filed as an exhibit to our Annual Report on Form 10-K, and will be made available to stockholders without charge, upon request in writing to the Corporate Secretary at 114 W. 41st Street, New York, New York 10036. Disclosure regarding any amendments to, or waivers from, provisions of the Code of Ethics and Business Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our [Investor Relations department] at [(212) 540-5666]. However, any stockholder who wishes to address questions regarding our business directly to the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 114 W. 41st Street, New York, New York 10036. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

• junk mail and mass mailings,
• resumes and other forms of job inquiries,
• surveys, and
• solicitations or advertisements.

In addition, any material that is unduly hostile, threatening or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any director upon request.

DIRECTOR COMPENSATION

The following table sets forth a summary of our non-employee directors’ compensation in 2014:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Bobby Melnick(3)	40,000	-	-	40,000
Robert C. Siegel(4)	40,000	-	-	40,000
Frank Tworecke(5)	40,000	-	-	40,000
Benjamin C. Yogel	40,000	-	-	40,000

(1)

Includes director fees which certain directors elected to have paid, in whole or in part, in shares of common stock pursuant to the Non-Employee Directors Stock Fee Election Program, as follows: Mr. Melnick –11,908 shares ($40,000); Mr. Siegel – 5,954 shares ($20,000); Mr. Tworecke – 8,460 shares ($30,000); and Mr. Yogel – 11,908 shares ($40,000). See “Non-Employee Directors Stock Fee Election Program.”

(2)

No option awards were granted to the named directors in the year ended December 31, 2014. As of December 31, 2014, the number of stock option awards held by the named directors was: Mr. Melnick – 13,000; Mr. Siegel – 5,750; Mr. Tworecke – 13,000; and Mr. Yogel – 13,500. Except as described in note (1) above, no stock awards were granted to the named directors.

(3)

Mr. Melnick received no direct compensation for service as a director. All of Mr. Melnick’s director compensation was paid to Terrier Partners L.P., the investment partnership Mr. Melnick operates as managing member of B-Doggy LLC, the fund’s general partner. Mr. Melnick disclaimed beneficial interest in any director compensation. Mr. Melnick resigned as a director on March 2, 2015.

(4)	Mr. Siegel resigned as a director on December 8, 2014.

(5)	Mr. Tworecke resigned as a director on February 24, 2015.

Narrative to Director Compensation Table

Our non-employee directors receive annual director fees of $40,000, payable in quarterly installments in cash and/or shares of common stock under the Non-Employee Directors Stock Fee Election Program. Such fees were paid quarterly and were earned pro rata based on the period that the respective positions were held. No fees are paid to employee directors.

The Compensation Committee typically awards an initial grant of stock options to new directors in amounts determined by the Compensation Committee. To date, the Compensation Committee has not made any such grants to Messrs. Doyle or Fialkoff.

We reimburse our directors for out-of-pocket expenses associated with attendance at the meetings of the Board and its Committees. Non-employee directors do not receive any additional compensation for their services as directors.

Non-Employee Directors Stock Fee Election Program

In September 2013, the Board of Directors approved the Non-Employee Directors Stock Fee Election Program, referred to as the “Program,” as an award under the Stock Plan. The Program, as amended, gives each non-employee director the right under the Stock Plan to elect to have some or all of such director’s quarterly director fees paid in common stock rather than cash. The minimum amount that can be the subject of such election by a director is 25% of such director’s quarterly director fees. The shares to be issued are valued based on the weighted average of the sale prices of the common stock, as reported on the OTC Market for the last ten trading days of the calendar quarter preceding the calendar quarter when the quarterly director fees are paid. The number of shares that to be issued for any such quarterly director fee with respect to which an election is in effect is equal to the amount of the election divided by the applicable weighted average sale price. Any fractional share is rounded up or down to the nearest whole share. That portion of the quarterly director fees for which no election is in effect is paid in cash. The shares so issued are deemed fully vested as of the quarterly payment date.

Effective as of August 10, 2015, the Board amended the Program to limit the number of shares that can be issued to a director for any calendar quarter to 0.1% of the outstanding stock of the Company.

MANAGEMENT

Executive Officers

The following sets forth certain information regarding our executive officers who are not also directors, as of January 8, 2016:

Name	Age	Position(s) Held

William Drozdowski	52	Interim Chief Financial Officer
David Price	50	Chief Operating Officer

WILLIAM DROZDOWSKI joined the Company as Interim Chief Financial Officer in March 2015 pursuant to a Services Agreement between the Company and GRL Capital Advisors. Pursuant to the Services Agreement, GRL will provide the services of Mr. Drozdowski to serve as Interim Chief Financial Officer. Mr. Drozdowski brings more than 25 years of financial and operational experience to the Company. Over the past eight years, he has served as Interim Chief Financial Officer and/or Financial Advisor for thirteen of GRL Capital Advisors’ clients in the retail, wholesale, manufacturing and distribution industries, among others. Before joining GRL in 2006, Mr. Drozdowski was financial controller with Urban Brands, a leading women's specialty retailer with stores across the United States, Puerto Rico and the U.S. Virgin Islands. Before that he was the Director of Finance at Petrie Retail Inc., a major retailer of women's apparel that operated stores under a variety of names, including Petrie's, Winkelman's, Stuarts, M.J. Carroll, Rave, and G&G. Earlier in his career, Mr. Drozdowski served as Controller for Petrie Stores Corp. Mr. Drozdowski holds a BA in Accounting from William Paterson University.

DAVID PRICE was promoted to Chief Operating Officer of the Company, effective as of March 28, 2014. Prior to that, Mr. Price held the role of Senior Vice President of Operations since joining the Company in January of 2013. Mr. Price has 27 years of industry experience in manufacturing, merchandising, distribution, sourcing/procurement and operations. Prior to joining the Company, Mr. Price was Senior Vice President of Sourcing/Operations with Haggar Clothing Company from January 2009 to June 2012 and Senior Director of Sourcing/Merchandising with Aramark Uniform Services from May 2005 until January 2009. He also has held senior management positions with Cintas and Wrangler (VF Corporation).

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information regarding compensation of our principal executive officer and certain of our other executive officers during 2014 and 2013, including our chief executive officer. We refer to these individuals throughout this Proxy Statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Paul M. Buxbaum, Chairman of the Board, President and Chief Executive Officer(2)	2014	—	—	—	—	—
	2013	—	—	2,580,800	10,000	2,590,800

David L. Gren President and General Manager of Rio Garment and President of Hampshire International(3)	2014	452,831	—	—	3,745	456,576
	2013	477,383	6,231	—	9,616	493,230

David Price(4) Chief Operating Officer	2014	359,077	—	100,00	—	459,077
	2013	175,673	12,500	113,375	14,445	315,393

Robert S. Stec(5) President, Hampshire Brands	2014	350,000	—	—	4,903	354,903
	2013	350,000	—	—	7,331	357,331

(1)

These amounts represent the grant-date fair value of option awards granted to each named executive officer in the year ended December 31, 2014 or 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation.” A discussion of the assumptions used in determining grant date fair value may be found in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. This calculation is based upon rules of the SEC and is required to be included in this table even though this amount may not have been received or realized by the named executive officers during the year granted. For example, Mr. Buxbaum’s option award in 2013 was not exercisable during 2013 and the exercise prices of the options were above the closing price of our common stock on December 31, 2014. We did not grant any stock awards in 2013 or 2014 to our named executive officers.

(2)

Mr. Buxbaum became Chief Executive Officer of the Company on January 15, 2013 and President on March 12, 2013. As discussed in more detail below, Mr. Buxbaum was compensated for his services to the Company during 2013 and 2014 primarily pursuant to agreements between the Company and the Buxbaum Group. The provisions of the agreements with the Buxbaum Group, as described under “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Agreements with the Buxbaum Group” below, establish the payments and benefits to which the Buxbaum Group is entitled as consideration for providing the services set forth therein; however, the allocation of any revenues of the Buxbaum Group among its principals and employees is not set forth in such agreements or determined by means of any process in which the Company participates. In connection with his provision of services to the Company pursuant to such agreements, the actual amount of compensation received by Mr. Buxbaum is determined in the sole discretion of the Buxbaum Group and without the Company’s knowledge. Prior to his appointment as Chief Executive Officer, Mr. Buxbaum received director fees of $10,000 in his capacity as a non-employee director for the first quarter of 2013, which amount is reflected in “All Other Compensation.”

(3)	Mr. Gren resigned as President of Hampshire International in May 2015. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Sale of Rio Garment.”

(4)	Mr. Price was promoted to Chief Operating Officer of the Company effective as of March 28, 2014 and was not a named executive officer prior to 2014.

(5)	The Company terminated the employment of Mr. Stec on December 16, 2015.

NARRATIVE DISCLOSURE RELATING TO SUMMARY COMPENSATION TABLE

Buxbaum Stock Option Grant

On July 17, 2013, the Compensation Committee of the Board of Directors of the Company granted a total of 1,000,000 non-qualified options to purchase the Company’s common stock to Mr. Buxbaum under the Stock Plan (the “Option Grant”).

The exercise prices of the options under the Option Grant are as follows:

●	250,000 options have an exercise price of $4.50 per share;
●	250,000 options have an exercise price of $6.75 per share;
●	150,000 options have an exercise price of $9.00 per share;
●	125,000 options have an exercise price of $11.25 per share;
●	125,000 options have an exercise price of $13.50 per share; and,
●	100,000 options have an exercise price of $15.75 per share.

The options will expire on June 30, 2023, unless terminated sooner in accordance with the terms of the Stock Plan.

Unless terminated prior to vesting, the options will vest on the following schedule. For clarity, each group of options at a common exercise price is referred to herein as an “option group.”

●     20% of the options in each option group will vest upon the first anniversary of the date of grant;

●     An additional 20% of the options in each option group will vest upon the earlier to occur of (i) the second anniversary of the date of grant or (ii) the achievement by the Company of at least $5 million of trailing twelve months Adjusted EBITDA;

●     An additional 20% of the options in each option group will vest upon the earlier to occur of (i) the third anniversary of the date of grant or (ii) the achievement by the Company of at least $7.5 million of trailing twelve months Adjusted EBITDA;

●     An additional 20% of the options in each option group will vest upon the earlier to occur of (i) the fourth anniversary of the date of grant or (ii) the achievement by the Company of at least $10 million of trailing twelve months Adjusted EBITDA; and

●     An additional 20% of the options in each option group will vest upon the earlier to occur of (i) the fifth anniversary of the date of grant or (ii) the achievement by the Company of at least $12.5 million of trailing twelve months Adjusted EBITDA.

For purposes of the Option Grant: (i) the phrase “trailing twelve months Adjusted EBITDA” means the (a) earnings before interest taxes depreciation and amortization (“EBITDA”) of the Company less (b) the amount of Acquired Base EBITDA (defined below), in each case, for the twelve full calendar months prior to the date such amount is being measured, as calculated by the Company on a monthly basis and (ii) the phrase “Acquired Base EBITDA” means an amount equal to the aggregate amount of EBITDA of the Company attributable to all businesses acquired by the Company (whether by asset purchase, equity purchase, merger or otherwise), since the date of grant, all as determined by the Company.

The Compensation Committee reserves the right to adjust the Adjusted EBITDA thresholds set forth above to reflect sales and other dispositions of the assets of the Company that occur after the date of grant.

Generally, unvested options will be subject to forfeiture upon Mr. Buxbaum’s termination with the Company for any reason. Notwithstanding the foregoing, in the event of Mr. Buxbaum’s termination with the Company prior to the expiration date for any reason other than by the Company for cause, as defined in the Stock Plan, and if, for the twelve months ended as of the anniversary of the date of grant following such termination, the Company achieves trailing twelve months Adjusted EBITDA at a level that would have, in the absence of such termination, resulted in the vesting of additional options pursuant to the vesting schedule above, such additional options will become vested options and will remain exercisable until the earlier of the expiration date and the date that is 90 days after the anniversary of the date of grant following such termination.

Gren Employment Agreement

Mr. Gren’s employment with us during 2014 was governed by the terms of an employment agreement dated June 13, 2011, which was amended and restated on July 25, 2013. Under the amended agreement, Mr. Gren continued to serve as President and General Manager of Rio Garment and President of Hampshire International during 2014. Mr. Gren is entitled to an annual base salary of $479,000 under the amended agreement and is eligible for an annual incentive bonus award determined by our Compensation Committee in respect of each fiscal year (with a target bonus of 50% of his base salary and a maximum bonus of 150% of his base salary). Mr. Gren’s annual salary was reduced from $479,000 to $425,000 on June 27, 2014. In connection with the agreement to sell Rio Garment, in May 2015, Mr. Gren resigned as an employee of the Company and Hampshire International and released the Company and Hampshire International from its obligation under the employment agreement. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Sale of Rio Garment.”

Price Employment Agreement

Mr. Price’s employment with us during 2014 was governed by the terms of an employment agreement dated June 1, 2013. Mr. Price currently serves as Chief Operating Officer. Under the agreement, Mr. Price was entitled to an annual base salary of $315,000, subsequently increased to $375,000 in March 2014. Mr. Price is eligible for an annual incentive bonus award determined by our Compensation Committee in respect of each fiscal year (with a target bonus of up to 50% of his base salary) and was also eligible for certain additional bonuses in 2013 and 2014. The employment agreement provides, subject to the execution of a release of claims, for the following severance benefits upon a termination of employment by the Company (other than for cause or due to Mr. Price’s death or disability) or by Mr. Price for good reason: (i) continuation of his then current base salary for a period of six months, payable pursuant to our customary payroll practices, and (ii) continued participation in the Company’s health plan for such period. Mr. Price has agreed to a non-competition covenant during his employment and for a period of six months following any termination of his employment. Mr. Price has agreed not to solicit any of our customers or personnel during his employment and for a period of twelve months following any termination of his employment. In addition, Mr. Price has also agreed to customary confidentiality restrictions for an indefinite period following any termination of his employment.

Stec Employment Agreement

Mr. Stec’s employment with us during 2014 was governed by the terms of an employment agreement dated August 13, 2012, pursuant to which Mr. Stec serves as President of Hampshire Brands. Under the agreement, Mr. Stec is entitled to an annual base salary of $350,000 and is eligible for an annual incentive bonus award determined by our Compensation Committee in respect of each fiscal year. The annual incentive bonus is subject to Mr. Stec’s continuous employment through the payment date. The employment agreement provides, subject to the execution of a release of claims, for continuation of his then current base salary for a period of six months, payable pursuant to our customary payroll practices, upon termination of employment by the Company (other than for cause or due to Mr. Stec’s death or disability). Mr. Stec has agreed to a non-competition covenant during his employment and for a period of 12 months following any termination of his employment. Mr. Stec has also agreed not to solicit any of our customers or personnel during his employment and for a period of 24 months following any termination of his employment. In addition, Mr. Stec has also agreed to customary confidentiality restrictions for an indefinite period following any termination of his employment. As noted above, the Company terminated the employment of Mr. Stec on December 16, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning equity awards that were outstanding as of December 31, 2014 for each of our named executive officers. There were no stock awards outstanding as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul M. Buxbaum(1)	10,125	3,375	2.05	3/30/2022
	50,000	200,000	4.50	6/30/2023
	50,000	200,000	6.75	6/30/2023
	30,000	120,000	9.00	6/30/2023
	25,000	100,000	11.25	6/30/2023
	25,000	100,000	13.50	6/30/2023
	20,000	80,000	15.75	6/30/2023
David L. Gren(2)	67,500	22,500	2.05	3/30/2022
David Price(3)	12,500	37,500	3.15	6/11/2023
Robert S. Stec(2)	67,500	22,500	3.48	8/13/2022

(1)

Mr. Buxbaum was granted 13,500 stock options on March 30, 2012. Twenty-five percent (25%) of such options vested and became exercisable on December 31st of each of 2012, 2013 and 2014, and another twenty-five percent (25%) vested and became exercisable on December 31, 2015. Mr. Buxbaum was granted an aggregate of 1,000,000 stock options on July 17, 2013 with exercise prices ranging from $4.50 per share to $15.75 per share. Twenty percent (20%) of such options vested and became exercisable on July 17, 2014 and another twenty percent (20%) will vest and become exercisable on July 17th of each of 2015, 2016, 2017 and 2018, or if earlier, upon achievement by the Company of the applicable Adjusted EBITDA targets.

(2)

Of the original grant of 90,000 stock options, twenty-five percent (25%) vested and became exercisable on December 31st of each of 2012, 2013 and 2014 and, in the case of Mr. Price, another twenty-five percent (25%) vested and became exercisable on December 31st of 2015.

(3)

Of the original grant of 50,000 stock options, twenty-five percent (25%) vested and became exercisable on June 12, 2014 and another twenty-five percent (25%) will vest and become exercisable on June 12th of each of 2015, 2016 and 2017.

Stock Plan

The Stock Plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, officers, directors and consultants, and promoting the creation of long term value for stockholders of the Company by closely aligning the interests of these individuals with those of our stockholders. The Stock Plan permits us to award eligible persons nonqualified stock options, restricted stock and other stock-based awards. In connection with the adoption of the Stock Plan, the Board authorized 880,000 shares of common stock under the Stock Plan.

On July 17, 2013, the Board of Directors adopted an amendment to the Stock Plan to increase the total number of shares of the Company’s common stock available for issuance under the Stock Plan by 1,000,000 shares. As a result of the amendment, the total number of shares of the Company’s common stock authorized for issuance under the Stock Plan is 1,880,000 shares. As of January 8, 2016, there were [302,689] shares of common stock available for issuance as awards under the Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Current rules define a related party transaction to include any transaction, arrangement or relationship in which the company is a participant and in which any of the following persons has or will have a direct or indirect interest:

(a)	An executive officer, director or director nominee of the company;

(b)	Any person who is known to be the beneficial owner of more than 5% of the company’s common stock;

(c)

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; or

(d)

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Audit Committee Charter provides that the Audit Committee must approve all related party transactions entered into by the Company with any of our directors or executive officers.

In March 2015, the Board adopted written policies and procedures regarding approval of transactions between the Company and any employee, officer, director and certain of their family members and other related persons required to be reported under Item 404 of Regulation S-K. Under these policies, a majority of the disinterested members of the Audit Committee must approve any transaction between the Company and any related party that is expected to involve more than $25,000, except that any employment of an immediate family member requires approval regardless of the amount of compensation involved. If a majority of the members of the Audit Committee are interested in the proposed transaction, then the transaction must be approved by a majority of the disinterested members of the Board (excluding directors who are employees of the Company). In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Agreements with the Buxbaum Group

On January 28, 2013, the Company entered into a letter agreement (the “Letter Agreement”) with Buxbaum Holdings, Inc., d/b/a the Buxbaum Group (“Buxbaum Group”). Pursuant to the Letter Agreement, as amended, the Buxbaum Group provided certain restructuring and advisory consulting services, including providing the services of Paul Buxbaum to serve as the Company’s Chief Executive Officer, in exchange for a fee of $75,000 per month during the period commencing on January 16, 2013 and ending on July 16, 2013. Mr. Buxbaum was not entitled to any direct compensation from the Company in respect of his service as the Company’s Chief Executive Officer. During the year ended December 31, 2013, the Company incurred $412,500 in advisory consulting services to the Buxbaum Group pursuant to the Letter Agreement.

On July 18, 2013, the Company entered into a Management Agreement (the “Management Agreement”) with the Buxbaum Group. The Management Agreement replaced the Letter Agreement. Pursuant to the Management Agreement, the Buxbaum Group provides management, advisory and consulting services to the Company, solely through Mr. Buxbaum. Mr. Buxbaum consults with the Board of Directors of the Company and management of the Company and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to: (i) supervising the operations of the Company and its subsidiaries in accordance with policies established by the Board and usual and customary standards of efficient operation and maintenance; (ii) assisting in the preparation of operating budgets and business plans; (iii) advising and assisting the Company and its subsidiaries regarding their corporate and financial structure; (iv) advising and assisting the Company and its subsidiaries in formulating long-term business strategies; (v) advising and assisting the Company in securing equity and/or debt financing and negotiating and structuring the terms of such financing; (vi) assisting the Company and its subsidiaries with controlled mergers and acquisitions with, and of, third party entities; and (vii) responding to Board requests concerning, and perform any other management services incidental to, the foregoing, or any other management or advisory services reasonably requested by the Board from time to time and to which the Buxbaum Group agrees.

Pursuant to the Management Agreement, Mr. Buxbaum, serves as Chairman of the Board, President and Chief Executive Officer of the Company (together with such other position or positions consistent with Mr. Buxbaum’s title as the Board and Mr. Buxbaum agree from time to time) and has such duties and responsibilities commensurate with such title. If requested, Mr. Buxbaum will serve as an officer and/or director of any other member of the Company and its subsidiaries, in each case without additional compensation.

The term of the Management Agreement commenced on July 16, 2013 and, unless terminated sooner as provided in the Management Agreement, currently will continue through the period ending on the close of business on December 31, 2015. Thereafter, the term will be automatically extended, without further action by the Company or the Buxbaum Group, by one additional year, first on the expiration of the initial term, and then on each subsequent anniversary thereafter, unless, not less than 60 days prior to the end of the term (including any extension thereof), either the Buxbaum Group or the Company will have notified the other in writing of its intention not to further extend the term.

The Buxbaum Group is paid an annual fee of $450,000 under the Management Agreement. During the years ended December 31 2014 and 2013, the Company incurred $450,000 and $225,000, respectively, in consulting fees to the Buxbaum Group pursuant to the Management Agreement. In addition, the Buxbaum Group is eligible to receive an annual incentive fee determined in the sole discretion of the Compensation Committee of the Board. Mr. Buxbaum is entitled to receive such equity awards as the Compensation Committee of the Board may determine in its sole discretion from time to time.

Either party may terminate the Management Agreement at any time upon not less than ten days written notice by one party to the other party; provided, however, that either party may terminate the Management Agreement effective immediately upon written notice to the other party, if such other party is in breach of the Management Agreement. Upon termination of the Management Agreement by the Company without Cause (as defined in the Management Agreement), or upon termination of the Management Agreement by the Buxbaum Group for Good Reason (as defined in the Management Agreement), the Buxbaum Group will be entitled to the annual fee, and reimbursement for the cost of all medical benefits for Mr. Buxbaum and his family, for a period of three months after the date of termination of the Management Agreement.

“Cause” is defined in the Management Agreement with respect to Mr. Buxbaum to mean (1) the conviction or plea of guilty or nolo contendere with respect to a felony (other than a DUI or similar felony), or the commission of a crime involving moral turpitude, or the commission of any other material act or omission involving misappropriation, embezzlement, dishonesty or fraud with respect to the Company; (2) the substantial and repeated failure to perform the duties prescribed to him by the Buxbaum Group consistent with the Management Agreement as reasonably directed in writing by the Company’s Board of Directors with reasonable specificity continuing beyond 30 days’ prior written notice of such failure (which notice shall set forth in reasonable detail the facts or circumstances constituting such failure); (3) willful misconduct or breach of fiduciary duty with respect to the Company; or (4) any other material breach of the Management Agreement which is not cured (to the extent curable) within thirty (30) days after written notice thereof to the Buxbaum Group (which notice shall set forth in reasonable specificity the facts or circumstances constituting or giving rise to such breach).

“Good Reason” is defined in the Management Agreement to mean any material breach by the Company of the Management Agreement; provided a written notice must be delivered to the Company and the Company will have 30 days after the receipt of such notice during which the Company may cure the occurrence giving rise to the claim for Good Reason termination.

Mr. Buxbaum agreed to a non-competition covenant during the term of the Management Agreement and for a period of three months following any termination of the term of the Management Agreement. Mr. Buxbaum also agreed not to solicit any of the Company’s customers or personnel during the Management Agreement and for a period of one year following any termination of the Management Agreement. In addition, the Buxbaum Group and Mr. Buxbaum also agreed to customary confidentiality restrictions for an indefinite period following any termination of the Management Agreement.

Mr. Buxbaum is required to submit to the Board all business, commercial and investment opportunities or offers presented or otherwise made available to the Buxbaum Group or Mr. Buxbaum at any time during the term of the Management Agreement that relate to the business of the Company. If the Board does not pursue such opportunity or offer, Mr. Buxbaum and/or the Buxbaum Group will be permitted to pursue the opportunity and such pursuit shall not be deemed a breach of the Buxbaum Group’s or Mr. Buxbaum’s duties to the Company (including without limitation any fiduciary duties). The Company acknowledged that from time to time Mr. Buxbaum provides consulting services to certain companies referenced in the Management Agreement (the “Consulting Companies”). Notwithstanding the covenants of Mr. Buxbaum and/or the Buxbaum Group set forth in the Management Agreement, the Company agreed in the Management Agreement that Mr. Buxbaum and/or the Buxbaum Group may continue to provide consulting services to such Consulting Companies and such services will not be a breach of the Management Agreement. In the event that Mr. Buxbaum and/or the Buxbaum Group desires to provide consulting services to any party not referenced in the Management Agreement, Mr. Buxbaum and the Buxbaum Group will obtain the Board’s prior written consent.

The Company will provide coverage to Mr. Buxbaum in his capacity as a director and officer under the Company’s directors and officers liability insurance policy. The Company will use its commercially reasonable efforts to have the Buxbaum Group named as an insured under the policy.

Advances by Buxbaum Group

On December 23, 2013, on behalf of the Company, the Buxbaum Group remitted $120,000 to, one of the Company’s vendors. The Company repaid this $120,000 liability to the Buxbaum Group on January 7, 2014.

Acquisition of Rio Garment

On August 25, 2011, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 13, 2011, the Company paid to a representative of the equity holders of Rio Garment, on their behalf, a total of $7.0 million in cash, $3.5 million of which was deposited into an escrow account pending certain post-closing purchase price adjustments. Additionally, at closing, the Company issued to the equity holders’ representative an aggregate of $2.6 million of our common stock and held back an additional $6.5 million of our common stock for potential post-closing purchase price adjustments and indemnification claims. The equity holders of Rio Garment consisted of (i) our current Chairman of the Board, President and Chief Executive Officer and greater than 5% stockholder, Mr. Buxbaum, (ii) our current lead director and greater than 5% stockholder, Mr. Yogel (through YIH III, an affiliate of Mr. Yogel), and (iii) the current president of Rio Garment and greater than 5% stockholder, Mr. Gren, although none of those individuals was associated with the Company at the time of the merger.

During 2012, in respect of a net working capital purchase price adjustment, approximately $1.4 million of the escrowed amount was paid to the equity holders’ representative and approximately $0.3 million was released to the Company pursuant to the terms of the Agreement and Plan of Merger. An additional $1.8 million of the escrowed amount was paid to the equity holders relating to Rio Garment’s 2011 “Adjusted EBITDA,” as determined in accordance with the Agreement and Plan of Merger.

Also, an additional installment of purchase price which included contingent consideration in the amount of approximately $6.5 million was to be paid to the sellers based on post-closing purchase price adjustments in accordance with the Agreement and Plan of Merger. As a result of Rio Garment’s 2011 Adjusted EBITDA multiplied by three equaling or exceeding $23.0 million and the release of certain shares previously being held back in connection with potential tax indemnification claims, during 2012, the Company issued to a representative of the equity holders a total of $3.0 million of our common stock pursuant to the terms of the Agreement and Plan of Merger. The remaining recorded value of the contingent consideration of $3.5 million approximated fair value at December 31, 2012.

On April 5, 2013, the Company and the former Rio Garment equity holders entered into an Amendment to the Agreement and Plan of Merger, originally dated as of June 13, 2011, as amended on August 15, 2011, August 25, 2011, March 7, 2013 and April 1, 2013. The Amendment to the Agreement and Plan of Merger provided that, among other things, the approximately $3.0 million of contingent consideration, which was originally due to the former Rio Garment equity holders within 10 days of the 18 month anniversary of the closing date, would be paid no later than the earlier of August 26, 2014 or within five days of an ownership change as defined by Internal Revenue Code Section 382. The Amendment to the Agreement and Plan of Merger also provided that the release of an additional $0.5 million of consideration, which remained contingent upon the absence of certain tax indemnification claims by the Company, would be made no later than the earlier of (i) August 26, 2014 or (ii) the later of (x) September 4, 2013 or (y) within 5 days of an ownership change as defined by Internal Revenue Code Section 382.

On July 15, 2013, following an examination of trading activity in the Company’s common stock and certain other corporate actions, the Board determined that on March 7, 2013, the Company underwent an ownership change as defined by Section 382 of the Internal Revenue Code. As a result, in the third quarter of 2013, the Company issued to the representative of the former Rio Garment equity holders a total of $3.5 million of common stock (959,429 newly-issued shares) for this contingent consideration.

Sale of Rio Garment

Pursuant to the terms of a Stock Purchase Agreement, dated as of April 10, 2015, as amended (the “Rio Agreement”), on September 15, 2015, the Company sold the stock of Rio Garment to Rio Asset Holdco, LLC and Rio Asset Holdings, LLC (collectively, the “Rio Buyers”), a group headed by David Gren. Mr. Gren was an executive officer of the Company until his resignation in May 2015 in connection with the sale and remains as president of Rio Garment. Mr. Gren is the holder of approximately 11.5% of the Company’s common stock.

For financial reporting purposes, the sale of Rio Garment will be deemed to have occurred effective as of the close of business on April 10, 2015 (the “Rio Effective Date”) to the fullest extent permitted by applicable law.

Under the Rio Agreement, the Rio Buyers purchased all of the stock of Rio Garment for $6.0 million (of which $1.0 million is payable on the first anniversary of closing), caused Rio Garment to transfer to the Company accounts receivable in existence as of the Rio Effective Date and certain other assets of Rio Garment totaling approximately $5.1 million and caused Rio Garment to assume approximately $3.2 million in certain liabilities. In addition to the deferred purchase price of $1.0 million, Rio Garment is also responsible for repayment of certain Rio Garment expenses paid by the Company totaling approximately $381,000, of which $274,000 is payable pursuant to a promissory note of Rio Garment and the balance of $107,000 is payable from the proceeds of certain receivables of Rio Garment. The promissory note bears interest at a rate equal to the Company’s cost of capital from its senior lender and is payable in 12 equal monthly installments of principal, with interest, beginning on October 1, 2015.

Mr. Gren and his wife guaranteed all of the obligations of Rio Garment and the Rio Buyers under the Rio Agreement. Further, Mr. Gren pledged all of his stock of the Company to secure his obligations under the guaranty.

In connection with amendment of the Rio on May 14, 2015, the Company and Mr. Gren entered into a Mutual Release Agreement, under which:

●	Mr. Gren resigned as an officer and employee of the Hampshire companies effective as of May 8, 2015;

●	The parties agreed to a termination of Mr. Gren’s employment agreement and the release of the Company and Hampshire International of their obligations under the employment agreement;

●	The Company agreed to pay Mr. Gren a severance payment of $5,000 as well as salary, vacation and sick pay through the effective date; and

●	The parties entered into mutual releases.

In connection with the Mutual Release Agreement, the Company and Pure Fresh Coast LLC, a company affiliated with Mr. Gren, entered into Consulting Agreement to provide certain advices with respect to Rio Garment through the later of August 15, 2015 or the closing or termination of the Stock Purchase Agreement. The Company paid a consulting fee of $70,000 in three monthly installments that began on June 15, 2015.

Amended and Restated Voting Agreement

Pursuant to an Amended and Restated Voting Agreement, dated as of April 5, 2013, by and among Mr. Buxbaum, Mr. Yogel (through YIH III, an affiliate of Mr. Yogel), Mr. Gren, BGY II, LLC (collectively, the “Rio Stockholders”) and the Company, the Rio Stockholders must, upon the request of the Company, but only with respect to a certain specified percentage of their shares (the “Subject Shares”) (i) appear at the annual meetings of the Company’s stockholders, or cause such Subject Shares to be counted as present for the purposes of establishing a quorum at such meeting and (ii) vote, or cause to be voted, all of such Subject Shares in favor of each nominee to the Company’s Board that is nominated for election by the Nominating Committee of the Board (or by any successor committee thereto or by the Board), which includes each of the director nominees set forth in Proposal 1 of this Proxy Statement.

Under the Amended and Restated Voting Agreement, the Rio Stockholders have appointed the Company as attorney-in-fact with full power of substitution for and on behalf of each such Rio Stockholder to, with respect to the Subject Shares (i) attend any and all meetings of the stockholders of the Company and to be counted as present thereat, (ii) vote, express consent or dissent or otherwise act on and behalf of such Rio Stockholder, and (iii) grant or withhold all written consents at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent without a meeting, in each case with respect to the matters set forth in the above paragraph.

The Amended and Restated Voting Agreement terminated automatically on August 25, 2015.

Stockholder Rights Agreement

The Company and the Rio Stockholders are also each party to a Stockholder Rights Agreement, dated as of August 25, 2011, as amended on April 5, 2013, under which the Board of the Company is currently obligated, among other things, to take such action as may be necessary to nominate two members of the Board that are designated by certain of the Rio Stockholders. Such nominees, with respect to the election of directors to occur at the 2015 Annual Meeting, are Mr. Buxbaum and Mr. Yogel. In addition, the Rio Stockholders have the right to have one of their designees on each committee of the Board, subject to certain limitations. That designee is Mr. Yogel.

Screen Printing Services

The Company paid approximately $0.2 million and $0.8 million for screen printing services to Deep South Holding Company, a vendor of which Mr. Gren is a 50% owner and Vice President, for the years ended December 31, 2014 and 2013, respectively. Accounts payable to this vendor were $3,000 and $28,000 as of December 31, 2014 and 2013, respectively.

Gramicci License Agreement

On July 1, 2014, the Company entered into a license agreement (the “License Agreement”) with Sole Assets Holdings, Inc., a company owned by Mr. Buxbaum which does business under the name Gramicci (“Gramicci”). Pursuant to the License Agreement, Gramicci granted to the Company licensing rights to design, develop and produce Gramicci brand men’s and women’s apparel, which is sold to retailers, as well as through its ecommerce website.

In consideration of these licensing rights, the Company agreed to pay to Gramicci annually, within 30 days after the completion of the Company’s annual audit, a sales royalty equal to the lesser of: (i) 4% of net sales (as defined in the License Agreement) during each fiscal calendar year (or partial fiscal year, as applicable) of the License Agreement, or (ii) 20% of Adjusted EBITDA (as defined in the License Agreement). There were no royalties earned for the year ended December 31, 2014.

Additionally, the Company agreed to assume all of Gramicci’s rights and obligations under a distributor agreement during the term of the License Agreement; to reimburse Gramicci for any rents and operational expenses paid by Gramicci during the term of the License Agreement in connection with Gramicci’s lease and operation of its office; to assume all of Gramicci’s obligations for the Fall 2014 line of licensed products, including the fulfillment of all current purchase orders for such products; and to purchase certain of Gramicci’s existing inventory for an amount equal to invoice cost plus freight.

In 2014, the Company reimbursed Gramicci approximately $1.39 million for purchases of apparel inventory at cost and $12,500 for rent.

The License Agreement also contained other terms typical of transactions of this type, including representations and warranties, indemnification, covenants, events of default and termination.

On April 27, 2015, the Company announced that it had entered into an agreement with Gramicci to terminate the License Agreement, effective February 28, 2015 (the “Termination Agreement”). Pursuant to the terms of the Termination Agreement, the parties agreed that at the termination of the License Agreement, the Company had an outstanding payable to Gramicci of approximately $118,000. The Company agreed to pay this amount to Gramicci prior to March 1, 2020, subject to independent audit verification.

Under the Termination Agreement, the Company is also responsible for:

●	paying the salaries and benefits of certain Gramicci employees through March 13, 2015, which aggregated $88,800;

●	paying the Gramicci monthly rent of approximately $5,000 for space occupied by the Company’s James Campbell business at Gramicci’s office;

●	fulfilling certain purchase orders that Company received prior to the termination effective date; and,

●

assisting Gramicci (subject to Gramicci reimbursing Company for any out-of-pocket expenses) with and allow Gramicci to collect revenue (i.e., accounts receivable) arising from or related to the License Agreement.

Obligations that the Gramicci is responsible for include:

●	assuming all rights and obligations with respect to all current and future sales orders related to products covered by the License Agreement, effective March 1, 2015, except as otherwise noted;

●	assuming all costs associated with Spring 2015 samples; and

●	using its best efforts to sell-off Fall ’14 samples and promptly remit proceeds to Company net of out-of-pocket expenses.

In 2015, through October 31, 2015, the Company reimbursed Gramicci approximately $139,000 for purchases of apparel inventory at cost and $30,000 for rent.

As part of the License termination, Gramicci disclosed to the Company that Gramicci is involved in ongoing negotiations to renew third party licenses related to the trademarks at issue in the license Agreement, enter into new third party licenses related to the trademarks at issue in the license Agreement, and/or sell the trademarks at issue in the license Agreement.

Brandon Buxbaum Employment

In connection with the Gramicci License Agreement, the Company hired Brandon Buxbaum in, the son of Mr. Buxbaum on July 1, 2014, as an operations manager for Gramicci at an annual salary of $100,000 plus benefits, which primarily consisted of health care insurance and paid time off. Mr. Brandon Buxbaum received salary payments of approximately $47,700 and $29,500 in 2014 and 2015, respectively. In connection with the termination of the Gramicci license, Mr. Brandon Buxbaum was terminated in March 2015 and received approximately $3,800 in severance.

Sublease of Office Space from Sole Assets Holdings

The Company’s James Campbell business has subleased office space from Sole Assets Holding, doing business as “Gramicci,” a company owned by Mr. Buxbaum, in Agoura, California since entering into the License agreement in February 2014. The monthly rent is approximately $5,000 per month and represents the Company’s pro rata share of the rent payable by Sole Assets Holdings to its landlord. The lease is terminable by the Company on two months notice.

Agreement with GRL Capital Advisors

On March 13, 2015, the Company entered into a Services Agreement dated as of March 9, 2015 with GRL Capital Advisors (“GRL”). Pursuant to the Agreement, GRL provides the services of William Drozdowski to serve as Interim Chief Financial Officer. The services are provided for a fee of $40,000 per month plus GRL’s reasonable expenses. Mr. Drozdowski will not be entitled to any direct compensation from the Company in respect of his service as Interim Chief Financial Officer. If additional GRL personnel are engaged by the Company, they will be billed at the hourly rates set forth in the Agreement. Through October 31, 2015, the Company has paid GRL $360,000 for Mr. Drozdowski’s services and reimbursed GRL approximately $56,000 in expenses.

Rio Garment Factory Maintenance

The Company paid approximately $39,000 to Mr. Gren’s father for factory repair and maintenance services at Rio Garment for the year ended December 31, 2014 with approximately $1,000 in accounts payable as of December 31, 2014.

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we ask our stockholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, the Board values the opinion of our stockholders, and the Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation arrangements.

Our Compensation Committee believes that the success of our Company depends on attracting and retaining executives with superior talent and the skills necessary to grow our business. The Compensation Committee also believes that executive compensation should be designed to motivate the creation of value and reward executives for such value creation. Our compensation programs have been designed to compensate our named executive officers, fairly and competitively, primarily through a mix of: (i) base salary, which is reviewed on an annual basis, except to the extent otherwise provided for in an applicable employment agreement; (ii) annual bonuses, which are based on the achievement of the Company’s performance objectives; and (iii) equity compensation through restricted stock or option grants. In determining the levels and mix of compensation, the Compensation Committee does not generally rely on formulaic guidelines but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals.

For these reasons, the Board of Directors requests that you approve the Company’s executive compensation policies and practices for our named executive officers as described in this Proxy Statement pursuant to the SEC disclosure rules, the executive compensation tables and narrative discussions.

Stockholders are being asked to approve the following advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the compensation of our named executive officers.

The Board of Directors recommends a vote approving, on an advisory and non-binding basis, the compensation of our named executive officers as described in this Proxy Statement.

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

(Proposal 3)

The Board of Directors has recommended to the stockholders that our Company amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares. As of December 1, 2015, there were 8,769,223 shares of our Common Stock issued and outstanding, and we had reserved approximately [1,476,688] additional shares for future issuance under the Stock Plan. If this proposal is approved, the Board of Directors will have the authority to issue approximately [9,754,089] additional shares of Common Stock, not including shares already reserved for issuance, as described above, without further stockholder approval.

The Board of Directors believes that the increase in the number of authorized shares of Common Stock is advisable and in the best interests of our Company and our stockholders. The Board of Directors believes that the authorized Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors. These purposes may include, among others, the issuance of Common Stock to raise capital, facilitate potential mergers or acquisitions, acquire trademarks and/or attract or retain valuable employees by the issuance of restricted stock or stock options. As discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, Company is seeking a replacement credit facility and is also considering raising additional financing through the sale of equity or debt. Except as described in the previous sentence or elsewhere in this proxy statement, we have no plans, understandings, commitments, agreements or undertakings concerning the issuance of any such additional shares. The Board of Directors, however, considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance if the need arises.

If this proposal is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self regulatory organizations. The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the rights and privileges which the presently outstanding shares of Common Stock possess under our Certificate of Incorporation. Shares of our Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors.

The issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value (or decrease in our net loss), an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share (or increase the loss per share) of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. While authorization of the additional shares will not directly dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock enabled by authorization of the additional shares could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

The authorized but unissued shares of Common Stock could be used to make a change in control of our Company more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of our Company and our stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of our Common Stock, to acquire control of our Company since the issuance of new shares could be used to dilute the stock ownership of the acquirer. We are not aware of any pending or threatened efforts to obtain control of our Company, and the Board of Directors has no current intention to use the additional shares of Common Stock to impede a takeover attempt or to propose any additional anti-takeover measures in future proxy solicitations.

The Certificate of Incorporation also provides for the issuance of up to 1,000,000 shares of Serial Preferred Stock (“Preferred Stock”). The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Certificate of Incorporation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. No shares of Preferred Stock are outstanding.

It is proposed that the following amendment to the Company’s Certificate of Incorporation be approved:

The first paragraph of Article FOURTH, Subdivision A, shall be deleted in its entirety and replaced with the following language:

“The total number of shares of stock which the Corporation shall have authority to issue is Twenty One Million Shares (21,000,000), of which Twenty Million (20,000,000) shall have a par value of Ten Cents ($0.10) each and shall be designated “Common Stock,” and One Million (1,000,000) shares shall be Serial Preferred Stock (“Preferred Stock”). The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Restated Certificate of Incorporation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof.”

The Board of Directors recommends a vote “FOR” the Amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the SEC for service on an audit committee, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.hamp.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of Elliott Davis Decosimo, LLC, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2014, the Audit Committee took the following actions:

● Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management and Elliott Davis Decosimo, LLC, our independent registered public accounting firm;

● Discussed with Elliott Davis Decosimo, LLC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

● Received written disclosures and the letter from Elliott Davis Decosimo, LLC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee, and the Audit Committee further discussed Elliott Davis Decosimo, LLC’s independence.

Based on the Audit Committee’s review of the audited financial statements and discussions with management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee

Thomas J. Doyle, Jr., Chairman
Brett H. Fialkoff
Benjamin C. Yogel

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent registered accounting firm for the next year’s audit, management will submit a listing of services expected to be rendered during that year for each of our categories of services to the Audit Committee for approval.

1. AUDIT SERVICES include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards.

2. AUDIT-RELATED SERVICES are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, sales and disposals, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3. TAX RELATED SERVICES include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include the areas of tax compliance, tax planning and tax advice.

4. OTHER SERVICES are those associated with services not captured in the above categories. The Company generally does not request such services from the independent registered accounting firm.

Prior to engagement, the Audit Committee obtains detailed information as to the particular services to be provided, and then completes its pre-approval process. The fees are budgeted and the Audit Committee requires the independent registered accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All work performed by Elliott Davis Decosimo, LLC as described in the “Audit Fees” section under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The Audit Committee has appointed Elliott Davis Decosimo, LLC (“Elliott Davis Decosimo”), as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015. Elliott Davis Decosimo was engaged as our independent registered public accounting firm for fiscal 2013 and 2014. Representatives of Elliott Davis Decosimo will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions

The aggregate fees for professional services rendered for the Company by Elliott Davis Decosimo for the years ended December 31, 2014 and 2013 were:

	2014	2013
Audit fees	$206,510	$200,230
Audit related fees	26,500	38,000
Tax fees	23,500	25,500
All other fees	—	—
Total	$256,510	$263,730

Audit Fees

The aggregate fees of Elliott Davis Decosimo for professional services for the audit of our annual consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and for the review of our unaudited consolidated financial statements for 2014 and 2013 were $195,000 and $190,000, respectively, and expenses related thereto were $11,510 and $10,230, respectively.

Audit Related Fees

Audit related fees for 2014 and 2013 were $26,500 and $38,000, respectively, and consisted of services for due diligence and audit research.

Tax Fees

Fees for tax related services rendered by Elliott Davis Decosimo were $23,500 and $25,500 for 2014 and 2013, respectively.

All Other Fees

There were no other fees billed for 2014 and 2013.

In the event the stockholders do not ratify the appointment of Elliott Davis Decosimo as our independent registered public accounting firm, the Audit Committee may reconsider its appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent registered public accounting firm.

The Board of Directors recommends a vote to ratify the appointment of Elliott Davis Decosimo as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

New York, New York

January 15, 2016

Our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2014, and which provides additional information about us, can be found on the website of the SEC at www.sec.gov. It is also available on our website at www.hamp.com. You may obtain from us a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, by sending a written request to: Chief Financial Officer, Hampshire Group, Limited, 1924 Pearman Dairy Road, Anderson, South Carolina, 29625. Exhibits will be provided upon written request and payment of an appropriate processing fee.